                                                                      EXHIBIT 23



                    INDEPENDENT AUDITORS' REPORT AND CONSENT



To the Board of Directors and Stockholders
Allergan, Inc.

        The audits referred to in our report dated January 27, 1998, included the related financial statement schedule for each of the years in the three-year period ended December 31, 1997, included in the registration statement of Allergan, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        We consent to incorporation by reference in the registration statements Nos. 33-29527, 33-29528, 33-44770, 33-48908, 33-66874, 333-09091, 333-04859 and
333-25891 on Form S-8 and the registration statements Nos. 33-55061 and 33-69746 on Form S-3 of Allergan, Inc. of our reports dated January 27, 1998, relating to the consolidated balance sheets of Allergan, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 annual report on Form 10-K of Allergan, Inc.



KPMG Peat Marwick LLP


Costa Mesa, California
March 13, 1998